UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

 ☐ Soliciting Material Under §240.14a-12

SolarEdge Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This amendment to the proxy statement of SolarEdge Technologies, Inc. filed on April 21, 2025 (the "Proxy Statement") amends the Insider Trading Policy & Anti-Hedging/Pledging Policies section of the Proxy Statement solely for the purpose of including the required Inline XBRL tagging, as the Proxy Statement inadvertently did not have complete XBRL tagging. There are no other changes to the Insider Trading Policy & Anti-Hedging/Pledging Policies section, or any other portion of, the Proxy Statement.  Since the annual meeting of stockholders to which the Proxy Statement relates has been completed, this filing is being done solely to comply with the rules of the Securities and Exchange Commission relating to XBRL tagging and not for any other purposes.

The XBRL tagging that should have been included in the Proxy Statement appears below.

Insider Trading Policy & Anti-Hedging/Pledging Policies

Our Insider Trading Policy governs the purchase, sale and other transactions in our securities by our employees, officers, and directors, and other covered persons, as well as the Company. We believe our Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable exchange listing standards. Our Insider Trading Policy, among other things, prohibits all non-employee directors, officers, and all other employees of the Company, from engaging in hedging, or other speculative transactions relating to Company shares, including trading in puts or calls in Company securities, short-sales of Company securities, or through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds or any transactions that have, or are designed to have, the effect of hedging or offsetting any decrease in the market value of Company securities. Non-employee directors, officers, and all employees of the Company are further prohibited from holding Company securities in margin accounts or otherwise pledging Company securities as collateral for a loan. For additional information, see our Insider Trading Policy filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 25, 2025.